UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

December 18, 2006

VALIDIAN CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-28423	58-2541997
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

30 Metcalfe Street, Suite 620 Ottawa, Canada	K1P 5L4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (613) 230-7211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Validian Corporation (the “Company”) will issue a Series J Warrant to Andre Maisonneuve on December 31, 2006 in connection with his retirement as a Vice President as described in Item 5.02 “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.”  The Series J Warrant will entitle Dr. Maisonneuve to purchase 650,000 shares of the Company’s common stock at an initial exercise price of $0.15 per share. The warrants will vest immediately upon issuance, and will have an expiry date of June 30, 2008.

Item 1.02

Termination of Material Definitive Agreement.

See Item 5.02 “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” regarding the termination of employment agreement of Andre Maisonneuve.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 18, 2006 Andre Maisonneuve resigned from his positions as Director and Chairman of Validian Corporation.  Dr. Maisonneuve has provided notice to the Company that he intends to retire from his position as Vice-President of the Company effective December 31, 2006.

Effective with his retirement on December 31, 2006, as consideration for past service to the Company, Dr. Maisonneuve will receive 650,000 series J warrants, which will entitle him to purchase 650,000 common shares of the Company at an initial price of $0.15.   The warrants will vest immediately upon issuance, and will have an expiry date of June 30, 2008.

In connection with the issuance of these warrants, the 520,000 Series E warrants and 1,005,000 stock options currently held by Dr. Maisonneuve will be surrendered and cancelled effective December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALIDIAN CORPORATION

Dated:   December 22, 2006

By:

/s/ Bruce Benn

Name:

Bruce Benn

Title:

President and Chief Executive Officer